Exhibit 10.2

Amended and Restated Accellent Inc.

(formerly UTI Corporation, and formerly MDMI Holdings, Inc.)

2000 Stock Option and Incentive Plan

Incentive Stock Option Agreement

Option Number:

Grant Date:

Stock Option Exercise Price:

Last Date to Exercise:  (1)

Number of Shares of Common Stock

Covered by Grant of Options:

We are pleased to inform you that the Board of Directors (the “Board”) has granted you an option to purchase common stock, par value $0.01 per share (“Stock”) of Accellent Inc., a Maryland corporation (the “Company”).  Your grant has been made under the Amended and Restated Accellent Inc. 2000 Stock Option and Incentive Plan (the “Plan”), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference.  A copy of the Plan is attached.  Please review it carefully.  If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

This stock option grant has been executed and delivered effective as of on behalf of Accellent Inc.

Name:
Title:

ACCEPTED AND AGREED TO:

(1)   Certain events can cause an earlier termination of the Option.  See “Exercise” below.

This is not a stock certificate or a negotiable instrument.  Non-Transferable.

1. Vesting:

Subject to the terms of the Plan, the Option becomes vested as to 20% of the shares of Stock purchasable pursuant to the Option on the first anniversary of date of grant of the Option, if you have been providing services to the Company or an affiliate continuously from the Option’s date of grant to the first anniversary of the date of grant (the “Anniversary Date”) and, so long as continuous provision of services has not been interrupted, the Option becomes vested as to an additional 20% of the shares of Stock subject to the Option on each of the next four (4) Anniversary Dates.

Upon the completion of an Initial Public Offering (as defined below), the Option becomes immediately vested as to 100% of the shares of Stock purchasable pursuant to the Option.  For the purposes of this Agreement, the term “Initial Public Offering” shall mean the closing of a firm commitment underwritten initial public offering of Stock of the Company that is effected pursuant to a registration statement filed and declared effective by the Securities and Exchange Commission (or any successor thereof) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 18 of the Plan contains a description of certain events involving a Change of Control of the Company which may cause vesting of your grant to accelerate.  Notwithstanding any other provision contained in the Plan to the contrary, the exceptions in the last sentence of Section 18.3 of the Plan shall not be applicable to the Option if the Option becomes immediately vested as to 100% of the shares of Stock purchasable pursuant to the Option under the first sentence of Section 18.3 upon a Change of Control as defined in Plan Sections 2.5(ii) and (iii).

2. Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the exercise procedures as set forth in the Plan.  All exercises must take place before the Last Date to Exercise, or such earlier date following your death, disability or your ceasing to provide services as described below under “Service Requirements.”  The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.  Section 18 of the Plan provides a description of certain events involving a change in control of the Company that may cause your Option to terminate before the Last Date to Exercise.

3. Service Requirements:

If you cease to provide services to the Company or its affiliates for a reason other than your death or permanent and total disability, all further vesting of shares under this grant stops, all unvested shares are canceled, and you will have ninety (90) days after your provision of services ceases to exercise your vested options (unless your services are terminated for “Cause”).  In the event you cease to provide services to the Company or its affiliates because of your death or permanent and total disability, you or your estate will have a period of one year to exercise this Option to the extent the Option was vested and otherwise exercisable at the time of your death or permanent and total disability.  Your Option will terminate upon termination of your services for Cause, or if earlier, upon your receipt of notice that the Company or any of its affiliates has terminated your services for Cause.  Cause means, as determined by the Board and unless otherwise provided in an applicable employment agreement with the Company or any of its affiliates, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between you and the Company or any of its affiliates.  The Board shall have the authority, in its sole discretion, to determine if you have ceased to provide services to the Company or its affiliates.

4. Taxes and Withholding:

This Option shall constitute an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.  In the event that the Company or any of its affiliates determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or an affiliate.

5. Non-transferability:

a. General.  During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option and no Option shall be assignable or transferable by you, other than by will or the laws of descent and distribution.

b. Right of First Refusal.  You (or such other individual who is entitled to exercise an Option) may not sell, pledge, assign, gift, transfer, or otherwise dispose of any shares of Stock acquired pursuant to an Option to any person or entity without first offering such shares to the Company for purchase on the same terms and conditions as those offered the proposed transferee.  The Company may assign its right of first refusal under this Section 5(b) in whole or in part, to (1)

any holder of stock or other securities of the Company (a “Stockholder”), (2) any affiliate or (3) any other person or entity that the Board determines has a sufficient relationship with or interest in the Company.  The Company shall give reasonable written notice to you of any such assignment of its rights.  The restrictions of this Section 5(b) re-apply to any person to whom Stock that was originally acquired pursuant to an Option is sold, pledged, assigned, bequeathed, gifted, transferred or otherwise disposed of, without regard to the number of such subsequent transferees or the manner in which they acquire the Stock, but the restrictions of this Section 5(b) do not apply to a transfer of Stock that occurs as a result of your death or the death of any subsequent transferee (but shall apply to the executor, the administrator or personal representative, the estate, and the legatees, beneficiaries and assigns thereof).  Notwithstanding the foregoing, prior to such time that the Company is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, you (or such other individual who is entitled to exercise an Option) may not sell, pledge, assign, gift, transfer, or otherwise dispose of any shares of Stock acquired pursuant to an Option to any person or entity other than (1) to the Company, (2) in the event of your death, pursuant to the laws of testate or intestate succession or (3) in the event of your total and permanent disability, to your representative.

c. Repurchase Rights.  Upon the termination of your employment or other relationship with the Company or an affiliate, the Company shall have the right, for a period of up to twelve months following such termination, to repurchase any or all of the shares acquired by you or your transferee pursuant to this Option (including shares that were previously transferred pursuant to Sections 5(b) above), at a price equal to the fair market value of such shares on the date of termination. Upon the exercise of an Option following termination of your employment or other relationship with the Company or an affiliate, the Company shall have the right, for a period of up to twelve months following such exercise, to repurchase any or all such shares of Stock acquired by you pursuant to such exercise of such Option at a price that is equal to the fair market value of such shares (including shares that were previously transferred pursuant to Section 5(b) above) on the date of exercise.  In the event that the Company determines that it cannot or will not exercise its rights to purchase Stock under this Section 5(b), in whole or in part, the Company may assign its rights, in whole or in part, to (1) any Stockholder, (2) any affiliate or (3) any other person or entity that the Board determines has a sufficient relationship with or interest in the Company.  The Company shall give reasonable written notice to the individual of any assignment of its rights.

d. Installment Payments.  In the case of any purchase of Stock under this Section 5, at the option of the Company or its permitted assignee, the Company or its permitted assignee may pay you, the transferee of the Option or other registered owner of the Stock the purchase price in three or fewer annual installments.  Interest shall be credited on the installments at the applicable federal rate (as determined for purposes of Section 1274 of the Code) in effect on the date on which the purchase is made.  The Company or its permitted assignee shall pay at least one-third of the total purchase price each year, plus interest on the unpaid balance, with the first payment being made on or before the 60th day after the purchase.

e. Publicly Traded Stock.  If the Stock is listed on an established national or regional stock exchange or is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, the foregoing transfer restrictions of Sections 5(b) and 5(c) shall terminate as of the first date that the Stock is so listed, quoted or publicly traded.

6. Market Standoff Agreement:

In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities, you (or your transferee) agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Stock acquired pursuant to this Option (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

7. Forfeiture of Rights:

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause you to forfeit: (i) any outstanding Option, and (ii) any gain recognized by you upon the exercise of an Option during the period commencing twelve (12) months prior to your termination of employment or other relationship with the Company due to taking actions in competition with the Company and ending twelve (12) months following such termination of employment or other relationship.  Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the

Company or any of its affiliates is engaged during your employment or other relationship with the Company or its affiliates or at the time of your termination of employment or other relationship.

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